Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Municipal Trust comprised of Scudder Managed Municipal Bonds and Scudder High Yield Tax Free Fund, of our reports dated July 20, 2000 on the financial statements and financial highlights appearing in the May 31, 2000 Annual Reports to the Shareholders of Scudder Managed Municipal Bonds and Scudder High Yield Tax Free Fund, which are also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights" in the Prospectuses and "Administrative Fee" and "Experts" in the Statements of Additional Information.






/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 29, 2000